Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto (303) 386-1193 thaugeto@arraybiopharma.com

ARRAY BIOPHARMA INC. ANNOUNCES
PROPOSED PUBLIC OFFERING OF COMMON STOCK

        Boulder, Colo., (April 23, 2007)—Array BioPharma Inc. (NASDAQ: ARRY) announced today that it intends to offer to sell, subject to market and other conditions, 7,000,000 shares of its common stock in an underwritten public offering. The Company intends to grant the underwriters a 30-day option to purchase up to an additional 1,050,000 shares of its common stock to cover over-allotments. All of the shares are being offered by the Company.

        J.P. Morgan Securities Inc. and Banc of America Securities LLC are acting as joint book-running managers of the offering. Jefferies & Company, Inc. and Piper Jaffray & Co. are acting as co-managers of the offering. Information about the offering is available in the prospectus supplement for the offering filed with the Securities and Exchange Commission. Copies of the prospectus supplement can be obtained from J.P. Morgan's prospectus department at 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, Attention: Prospectus Department and from Banc of America Securities LLC, Capital Markets (Prospectus Fulfillment) by e-mail to dg.prospectus_distribution@bofasecurities.com or by mail to Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001.

        A shelf registration statement relating to the securities being offered has been filed with the Securities and Exchange Commission and has become effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Array BioPharma

        Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat life threatening and debilitating diseases. Our proprietary drug development pipeline is focused on the treatment of cancer and inflammatory disease and includes clinical candidates that are designed to regulate therapeutically important targets. In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our proposed offering of shares of our common stock. These statements involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2006, our quarterly report on Form 10-Q and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, market conditions and other conditions to the closing of the proposed offering. We are providing this information as of April 23, 2007. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

###